Farmer Mac Declares Quarterly Dividends
on Common and Preferred Stock

Washington, D.C., December 3, 2014 — The board of directors of the Federal Agricultural Mortgage Corporation (Farmer Mac) has declared a quarterly dividend per share on each of Farmer Mac’s three classes of common stock – Class A Voting Common Stock (NYSE: AGM.A), Class B Voting Common Stock (not listed on any exchange), and Class C Non-Voting Common Stock (NYSE: AGM). The quarterly dividend of $0.14 will be payable on December 31, 2014 to holders of record of common stock as of December 19, 2014.
Farmer Mac’s board of directors has also declared a dividend on each of Farmer Mac’s three classes of preferred stock – Series A Non-Cumulative Preferred Stock (NYSE: AGM.PR.A), Series B Non-Cumulative Preferred Stock (NYSE: AGM.PR.B), and Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock (NYSE: AGM.PR.C). The quarterly dividend of $0.3672 per share of Series A Non-Cumulative Preferred Stock, $0.4297 per share of Series B Non-Cumulative Preferred Stock, and $0.375 per share of Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock is for the period from but not including October 17, 2014 to and including January 17, 2015, and shall be payable on January 17, 2015 to holders of record of preferred stock as of January 2, 2015. Each share of Series A Non-Cumulative Preferred Stock, Series B Non-Cumulative Preferred Stock, and Series C Fixed-to-Floating Rate Non-Cumulative Preferred Stock has a par value and liquidation preference of $25.00 per share.
About Farmer Mac
Farmer Mac is the stockholder-owned company created to deliver capital and increase lender competition for the benefit of American agriculture and rural communities. Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Chris Bohanon, Media Inquiries
(202) 872-7700

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